Exhibit 99.1

For Immediate Release

PLx Pharma Inc. Announces $15 Million Convertible Preferred Stock Financing

Houston, Texas, December 20, 2018 — PLx Pharma Inc. (NASDAQ: PLXP) (“PLx” or the “Company”), a late-stage specialty pharmaceutical company focused on commercializing two patent-protected products, Vazalore™ 325 mg and Vazalore™ 81 mg (referred to together as “Vazalore”™), announced today it has signed a stock purchase agreement with funds affiliated with Park West Asset Management LLC (collectively, "Park West") to purchase 15,000 shares of newly issued Series A Convertible Preferred Stock (“Preferred Stock”), for gross proceeds of $15 million.

The Company intends to use the proceeds from the issuance of the Preferred Stock to advance Vazalore to market readiness, and for working capital and general corporate purposes.

Subject to the approval of the Company’s stockholders and the satisfaction of certain customary closing conditions, the Preferred Stock transaction is expected to close in the first quarter of 2019. The Company intends to set a date for a stockholder meeting to approve the transaction. Once a meeting date has been determined, the Company will send a notice and definitive proxy statement.

The Preferred Stock will be issued at $1,000 per share and will be convertible into common shares at a conversion price of $2.60 per share. Holders of the preferred stock will be entitled to an initial dividend rate of 8.0% per annum, which will stop accruing on the date of the FDA approval of the supplemental New Drug Application (“sNDA”) of Vazalore. The dividends are compounded quarterly and payable in cash or preferred stock at the Company’s option.

“We are delighted to announce that our largest shareholder, Park West, has committed $15 million to the Company, reflecting their continued confidence and conviction in Vazalore. If approved, Vazalore will be the first-ever FDA-approved liquid-filled aspirin capsule with the potential to become the new standard of care aspirin for physicians treating patients at risk of having a cardiovascular or cerebrovascular event,” said Natasha Giordano, President and Chief Executive Officer of PLx Pharma. “This investment is particularly important as it significantly strengthens our balance sheet and will provide the required capital to advance the Vazalore sNDA submission to the U.S. Food and Drug Administration anticipated in the end of 2019.”

Under the terms of the stock purchase agreement, Park West will be entitled to elect one director to the Company’s Board of Directors. The Company has agreed to grant Park West registration rights with respect to the common stock underlying the preferred stock.

Please refer to the Company’s Form 8-K to be filed with the U.S. Securities and Exchange Commission for the complete terms of the convertible preferred stock transaction.

JMP Securities LLC is acting as the sole placement agent for the offering.

This release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares offered have not been registered under the securities act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the united states or any state thereof absent registration under the securities act and applicable state securities laws or an applicable exemption from registration requirements.

About Vazalore

Vazalore 325 mg is an FDA-approved aspirin product being developed to provide high-risk cardiovascular and stroke patients with more reliable and predictable antiplatelet efficacy as compared to enteric-coated aspirin, while also reducing the adverse gastric events common in an acute setting. PLx is focused on manufacturing, scale-up and label finalization for Vazalore 325 mg aspirin dosage form and preparing an sNDA for Vazalore 81 mg maintenance dose form.

About PLx Pharma Inc.

PLx Pharma Inc. is a late-stage specialty pharmaceutical company focused on developing its clinically validated and patent-protected PLxGuard™ delivery system to provide effective and safe aspirin products. The PLxGuard delivery system works by targeting delivery of active pharmaceutical ingredients (API) to various portions of the gastrointestinal (GI) tract. PLx believes this has the potential to improve the absorption of many drugs currently on the market or in development, and to reduce GI side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

To learn more about PLx Pharma Inc. and its pipeline, please visit www.plxpharma.com.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: PLx Pharma Inc.